Exhibit 99.1

Mitek Ends Suit Against Top Image

Litigation Costs Higher Than Potential Gain

SAN DIEGO, CA – September 8, 2014 – Mitek Systems, Inc. (NASDAQ: MITK, www.miteksystems.com), today announced that it has agreed to end all pending litigation with Top Image Systems, Ltd. and TIS America Inc. (“Top Image”).

Mitek decided to withdraw and settle the case with Top Image because the cost of litigating the case would be higher than any potential financial benefit to Mitek. To date, it believes that Top Image has not established a meaningful customer base in the United States for a mobile check deposit product on which it could pay royalties.

Mitek’s patent portfolio remains strong and the company is confident that it would have been successful on the merits if the matter had gone to trial.

“Our core mission is innovation, not litigation. While we remain confident in our legal position, after candid exchanges with Top Image’s’ leadership and a thorough review of our business priorities, we concluded that the benefits of pursuing this litigation did not justify the cost, principally because we believe that Top Image does not meaningfully operate in our space,” said James B. DeBello. “That could, of course, change, and we remain prepared to protect our intellectual property for Mobile Deposit as well as our other technology from any company that infringes on our patents and causes Mitek meaningful harm.”

Pursuant to the settlement, Mitek will dismiss all claims against Top Image and retains its right to pursue legal action in the future.

About Mitek

Headquartered in San Diego, CA, Mitek (NASDAQ: MITK) is the leading innovator of mobile imaging for financial transactions and identity. Mitek’s patented mobile photo technology automatically captures images of financial and personal documents and then extracts relevant data. This enables consumers to use the Camera as a Keyboard™ to reduce friction for mobile check deposit, account opening, bill payment, insurance quoting, and many other use cases. This innovative technology is licensed by more than 2,500 organizations and used by tens of millions of consumers enabling increased customer acquisition, retention and operational efficiency. www.miteksystems.com MITK-F

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Katherine Verducci

MIX Public Relations

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